Exhibit 10.1

Compensation Arrangements with Members of the Special Litigation Committee

The members of the Special Litigation Committee (the “SLC”) of the Board of Directors (the “Board”), David E. Coreson and Patrick S. Jones, were paid a retainer of $10,000 for their service as members of the SLC.  This retainer is in addition to the following amounts paid to Mr. Coreson and Mr. Jones, as well as to the other non-employee directors of the Company, for serving as directors:  an annual $20,000 retainer, $1,500 for each board meeting and $1,000 for each committee attended in person, and $750 for each board and committee meeting attended telephonically.